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                                                                 Exhibit 3.1(ii)


                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                    * * * * *

      ALLIED WASTE INDUSTRIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

      DOES HEREBY CERTIFY:

      FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

      RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by deleting paragraph (a) of Article IV thereof in its entirety and inserting in its place the following:

            "(a) The total number of shares of all classes of stock which the corporation shall have authority to issue is five hundred thirty-five million (535,000,000) shares, divided into the following classes: (i) 525,000,000 shares of common stock, par value $.01 per share ("Common Stock"), and (ii) 10,000,000 shares of preferred stock, par value $.10 per share ("Preferred Stock")."

      SECOND: The amendment was duly adopted by the stockholders of the Corporation at a special meeting of the stockholders duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

      THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, Allied Waste Industries, Inc. has caused this certificate to be signed by Steven M. Helm, its Vice President, Legal and Corporate Secretary, this 23rd day of January, 2003.


                                                ALLIED WASTE INDUSTRIES, INC., a
                                                Delaware corporation

                                                By /s/ Steven M. Helm
                                                   _________________________
                                                   Steven M. Helm
                                                   Vice President, Legal and
                                                   Corporate Secretary